Exhibit 10.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into and effective as of the June 30, 2009, by and between Platinum Studios, Inc., a California corporation, with offices at 11400 West Olympic Blvd., 14th Floor, Los Angeles, CA 90064 (“Seller”), and Wowio LLC, a Texas limited liability company, with offices at 2525 Driscoll Street Houston, TX 77019 (“Purchaser”), pursuant to that certain Securities Purchase Agreement, dated as of June 30, 2009, by and among Seller, Purchaser, Wowio, LLC, a Pennsylvania limited liability corporation (the “Wowio Penn”) and Brian Altounian, the managing member of Purchaser (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Purchase Agreement.

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Purchase Agreement, the parties hereto agree as follows:

     1. Assignment. Seller hereby sells, transfers and assigns to Purchaser all of Seller’s now existing and hereafter arising or acquired rights, title, interest, privileges, benefits, remedies and defenses in, to and under the Platinum Assumed Liabilities as set on Schedule A attached hereto.

     2. Assumption. From and after the date hereof and subject to the terms and conditions of the Purchase Agreement, Purchaser hereby irrevocably assumes any and all of the Seller’s liabilities and obligations under the Platinum Assumed Liabilities. In connection herewith, Purchaser acknowledges that Seller is currently in default under all the Platinum Assumed Liabilities and that the assumption being made by Purchaser hereunder is with full knowledge that such defaults exist.

     3. Third Parties. The assumption by Purchaser of the Platinum Assumed Liabilities does not expand the rights or remedies of any third party against Purchaser as compared to the rights and remedies such third party would have had against Seller had Purchaser not assumed the Platinum Assumed Liabilities or consummated the transactions contemplated by the Purchase Agreement. Nothing herein contained shall, or shall be construed to, prejudice the right of Purchaser to contest any claim or demand with respect to any obligation or liability assumed hereunder, and Purchaser shall have all rights which Seller may have or have had to defend or contest any such claim or demand.

     4. Further Assurances. Each party, for itself and its successors and assigns, hereby covenants and agrees to the other party that, without further consideration, at any time and from time to time after the date hereof, it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, to the other party each and all further deeds, instruments of sale, conveyances, assignments, assurances and transfers, and take each and all of such other actions, all upon the reasonable request of such party, in order to effectuate the assignment and assumption of liabilities hereunder.

     5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

     6. Binding Effect; Purposes. This Agreement shall inure to the benefit of and shall be binding upon Seller, Purchaser and their respective successors and assigns. Notwithstanding any other provision of this Agreement, nothing contained herein shall in any way supersede, modify, replace, amend, charge, rescind, waive or otherwise affect any terms of the Purchase Agreement. This Agreement is executed and delivered in connection with the Closing of the Purchase Agreement, and notwithstanding any provision herein, all representations, warranties and covenants set forth in the Asset Purchase Agreement shall continue unaltered on the terms set forth therein.

     7. No Third Party Beneficiaries. No person or entity other than Seller, Purchaser and their respective successors and assigns shall have any rights under this Agreement or any of the provisions contained herein.

     8. Counterparts; Facsimile Execution. This Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this ASSIGNMENT AND ASSUMPTION AGREEMENT as of the date first written above.

“Seller”	“Purchaser”

PLATINUM STUDIOS, INC., a	WOWIO, LLC, a Texas limited
California corporation	liability company

By:	By: Alliance Acquisitions, Inc., Sole Member
Scott Mitchell Rosenberg, CEO

By:
Brian Altounian, CEO